Exhibit 3.2

STOCKBRIDGE/SBE INVESTMENT COMPANY, LLC

LIMITED LIABILITY COMPANY AGREEMENT

dated as of

May 2, 2012

among

STOCKBRIDGE/SBE INTERMEDIATE COMPANY, LLC,

as Class B Member

and

STOCKBRIDGE/SBE VOTECO COMPANY, LLC,

as Class A Member

TABLE OF CONTENTS

		PAGE

	ARTICLE 1
	DEFINITIONS

Section 1.01.	Definitions	1

	ARTICLE 2
	FORMATION AND PURPOSE OF THE COMPANY

Section 2.01.	Formation of the Company	9
Section 2.02.	Name of the Company	10
Section 2.03.	Purpose of the Company	10
Section 2.04.	Place of Business of the Company	10
Section 2.05.	Registered Office and Registered Agent	10
Section 2.06.	Duration of the Company	11
Section 2.07.	Title to Company Property	11
Section 2.08.	Filing of Certificates	11
Section 2.09.	Admittance to the Owner	11
Section 2.10.	Limitation on Liability	11

	ARTICLE 3
	REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01.	Representations, Warranties and Covenants of Each Member	12

	ARTICLE 4
	MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

Section 4.01.	Issuance of Membership Interests	12
Section 4.02.	Initial Capital Contributions	13
Section 4.03.	Voteco Capital Contributions	13
Section 4.04.	Voting Rights	13
Section 4.05.	Capital Contributions	13
Section 4.06.	Withdrawals of Capital	14
Section 4.07.	Other Matters	14

	ARTICLE 5
	[INTENTIONALLY OMITTED]

	ARTICLE 6

Section 6.01.	Allocations of Profits and Losses	14

i

	ARTICLE 7
	DISTRIBUTIONS

Section 7.01.	Distributions	14
Section 7.02.	Dissolution	14

	ARTICLE 8
	MANAGEMENT

Section 8.01.	The Board	15
Section 8.02.	Actions of the Board in Respect of Material Actions	15
Section 8.03.	Independent Board Member	16
Section 8.04.	No Participation in Control	16
Section 8.05.	Bank Accounts	16
Section 8.06.	No Resignation	16
Section 8.07.	No Employees	17

	ARTICLE 9
	LIMITATIONS ON THE COMPANY’S ACTIVITIES

Section 9.01.	Purpose	17
Section 9.02.	Amendments	17
Section 9.03.	Material Actions	17
Section 9.04.	Special Purpose Bankruptcy Remote Entity	17
Section 9.05.	Other Restrictions	18
Section 9.06.	Special Member	18
Section 9.07.	Compliance	19

	ARTICLE 10
	ACCOUNTING, BOOKS AND RECORDS, REPORTS AND TAX MATTERS

Section 10.01.	Books and Records	19
Section 10.02.	Reports	20
Section 10.03.	The Company Accountant	21
Section 10.04.	The Company Auditor	21
Section 10.05.	Fiscal Year	21
Section 10.06.	Tax Matters	21

	ARTICLE 11
	INDEMNIFICATION

Section 11.01.	Indemnification	21

	ARTICLE 12
	RESTRICTIONS ON TRANSFER OF INTERESTS

Section 12.01.	General	23
Section 12.02.	Legends; Securities Subject To Agreement	25

Section 12.03.	Permitted Transfer of Interests	25
Section 12.04.	Admission of Transferees	26
Section 12.05.	Admission of Substitute Members	26

	ARTICLE 13
	TERMINATION, DISSOLUTION AND LIQUIDATION

Section 13.01.	Term	26
Section 13.02.	Liquidating Events	26
Section 13.03.	Bankruptcy of Member	27
Section 13.04.	Waiver of Partition	27
Section 13.05.	Winding Up	28
Section 13.06.	Acts in Furtherance of Liquidation	28

	ARTICLE 14
	DEFAULT BY MEMBER

Section 14.01.	Events of Default	28
Section 14.02.	Effect of Event of Default	29

	ARTICLE 15
	INTENTIONALLY OMITTED

	ARTICLE 16
	COMPLIANCE WITH GAMING LAWS

Section 16.01.	Qualifications	29

	ARTICLE 17
	MISCELLANEOUS PROVISIONS

Section 17.01.	Notices	30
Section 17.02.	Amendments	31
Section 17.03.	Successors and Assigns	31
Section 17.04.	Legend	31
Section 17.05.	Appointment of an Attorney-in-Fact	32
Section 17.06.	Governing Law; Venue	33
Section 17.07.	Counterparts	33
Section 17.08.	Severability	33
Section 17.09.	Further Assurances	33

Schedules and Exhibits

Schedule A:	Membership Interests and Capital Contribution for Class A Member and Class B Member
Schedule 1.01A:	Sahara Land
Schedule 1.01B:	SBE Agreements
Schedule 2.03:	Sahara Loan Documents
Schedule 9.04:	Definition of Special Purpose Bankruptcy Remote Entity

Exhibit A:	Board Agreement
Exhibit B:	Form Certificate for Limited Liability Company Interests in the Company

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT of Stockbridge/SBE Investment Company, LLC (the “Company”) dated as of May 2, 2012, as amended from time to time (this “Agreement”), among Stockbridge/SBE Intermediate Company, LLC, a Delaware limited liability company (“Class B Member”), and Stockbridge/SBE Voteco Company, LLC, a Delaware limited liability company (“Class A Member” or “Voteco”).

W I T N E S S E T H :

WHEREAS, the Company has been formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Delaware Act”), by filing a Certificate of Formation with the Delaware Secretary of State on April 13, 2012;

WHEREAS, Stockbridge, SBE, AREA, Intermediate Company and the Company entered into the Contribution Agreement, dated as of May 2, 2012 (the “Contribution Agreement”), whereby (i) each of Stockbridge, SBE and AREA contributed all of their limited liability company interests in the Owner to the Intermediate Company and ceased being members of the Owner and the Intermediate Company was admitted as the sole member of the Company, and (ii) the Company was admitted as the sole member of the Owner; and

WHEREAS, the Members desire to enter into this Agreement as set forth herein.

NOW, THEREFORE, the parties hereto, being legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, when used with respect to any Person, any other Person controlling or controlled by or under common control with such Person. For purposes of this definition, the term “control”, with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and shall specifically be deemed to include any general partner of a partnership and any managing member or manager of a limited liability company.

“AREA” has the meaning set forth in the Preamble.

“Attorney-in-Fact” has the meaning set forth in Section 17.05.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed within 120 days, or the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, if the appointment is not vacated or stayed within 90 days, or if any such stay expires, if the appointment is not vacated within 90 days of such expiration. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18 101(1) and 18 304 of the Delaware Act.

“Board” means the board of directors of the Company.

“Board Agreement” means the agreement of the Board Members in the form attached hereto as Exhibit A. The Board Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Board Members” has the meaning set forth in Section 8.01(b).

“Capital Call Due Date” has the meaning set forth in Section 4.05(b).

“Capital Call Notice” has the meaning set forth in Section 4.05(b).

“Class A Member” means Voteco, in its capacity as the initial Class A Member of the Company and includes any Person admitted as an additional Class A Member of the Company or a substitute Class A Member of the Company pursuant to the provisions of this Agreement.

“Class A Membership Interests” means the limited liability interests in the Company held by a Class A Member, as set forth on Schedule A opposite such Member’s name.

“Class B Member” means the Intermediate Company, as the initial Class B Member of the Company and includes any other Person issued Class B Membership Interests and admitted as a member of the Company in accordance with the terms of this Agreement.

“Class B Membership Interests” means the limited liability interests in the Company held by a Class B Member, as set forth on Schedule A opposite such Member’s name.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to specific provisions of the Code include references to corresponding provisions of successor law.

“Commission” means the Nevada Gaming Commission and any successor commission.

“Company” has the meaning set forth in the Recitals.

“Company Auditor” means PricewaterhouseCoopers or any other nationally recognized firm as selected by the Class A Member.

“Company Closing” means the date on which this Agreement becomes effective.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Cost Overruns” means any amounts equal to the excess of the total costs of the redevelopment of the Sahara Hotel over the approved Redevelopment Budget.

“Delaware Act” has the meaning set forth in the Recitals.

“Development Management Agreement” means the Amended and Restated Development Management Agreement dated as of April 1, 2011 between Owner and SBE Las Vegas Redevelopment I, LLC, together with all riders, addenda and other instruments referred to therein.

“Emergency Costs” means costs and expenses required to (a) correct a condition that if not corrected would endanger imminently the preservation or safety of the Sahara or the safety of tenants, guests or other persons at or using the Sahara, (b) avoid the imminent suspension of any necessary service in or to the Sahara, or (c) prevent any of the Members from being subjected imminently to criminal or substantial civil penalties or damage.

“Equity Securities” means (i) any Membership Interests of the Company or rights to acquire Membership Interests, or securities convertible into Membership Interests or, if the Company shall have converted to a corporation pursuant to the terms of this Agreement, any shares of capital stock of the Company, warrants, options or other rights to acquire capital stock and debt securities convertible into capital stock and (ii) with respect to any of the Company’s subsidiaries, any shares of capital stock or membership interests, limited liability company interests, warrants, options or other rights to acquire shares of capital stock or membership interests, limited liability company interests, and debt securities convertible into capital stock or membership interests, of such subsidiary.

“Event of Default” has the meaning set forth in Section 14.01(b).

“Executive Committee Member” has the meaning set forth in the Limited Liability Company Agreement of Voteco.

“Fiscal Year” has the meaning set forth in Section 10.05.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, or the ownership or use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems and related and associated equipment and supplies.

“Gaming Approvals” means all approvals, licenses, permits, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions required, issued or granted by any Gaming Authorities that are necessary for the Company to own, operate, manage and conduct Gaming Activities at the Sahara, including any approvals required by the Gaming Laws or the Gaming Authorities to be obtained by the Company’s Members, Board Members, officers and employees, and any Affiliates thereof.

“Gaming Authorities” means all governmental authorities, boards, commissions, departments or agencies with regulatory control or jurisdiction over the Gaming Activities of the Company and its subsidiaries, in any jurisdiction including without limitation, the Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which the Gaming Authorities possess regulatory, permit or licensing authority over Gaming Activities, and all rules and regulations promulgated by such Gaming Authorities thereunder, including without limitation in the State of Nevada, the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations of the Commission promulgated thereunder, and the Clark County Code.

“Gaming Qualification Event” means Voteco and the current members of Voteco obtaining the initial Gaming Approvals to conduct Gaming Activities at the Sahara.

“Hotel Management Agreement” mean the Amended and Restated Management Agreement dated as of April 1, 2011 between the Owner and SBEHG Las Vegas I, LLC, a Nevada limited liability company, as manager.

“Indemnitor” has the meaning set forth in Section 11.01(b).

“Independent Board Member” means a natural person who, for the five-year period prior to his or her appointment as Independent Board Member has not been, and during the continuation of his or her service as Independent Board Member is not: (i) an employee, director, manager, member, stockholder, partner or officer of the Company or any of its Affiliates (other than his or her service as an independent director, independent manager or other similar capacity); (ii) a customer or supplier of the Company or any of its Affiliates (other than an independent director, independent manager or similar Person provided by a corporate services company that provides Independent Board Members in the ordinary course of its business); (iii) any member of the immediate family of a person described in (i) or (ii); or (iv) any Person who Controls any person described above. For purposes of this definition, the term “Control” means with respect to a Person, either (i) ownership directly or indirectly of forty-nine (49%) or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of voting securities by contract or otherwise.

“Interest Certificate” means a certificate issued by the Company substantially in the form of Exhibit B hereto, which evidences the ownership of Membership Interests.

“Intermediate Company” means Stockbridge/SBE Intermediate Company, LLC, a Delaware limited liability company.

“Intermediate Company Agreement” means that certain Limited Liability Company Agreement of the Intermediate Company dated on or about the date hereof among Stockbridge, SBE, and AREFIN Sahara Equity LLC.

“Loan Documents” means those certain loan documents evidencing the Sahara Loan, including the promissory note from the Owner, as payor, to any such lender, as payee, the loan agreement with such lender and the mortgages and other collateral documents delivered in connection therewith, including those documents listed on Schedule 2.03.

“Manager” means the person selected to be the manager of the Company from time to time by the Member. A Manager is hereby designated as a “manager” of the Company within the meaning of Section 18 101(10) of the Act.

“Material Action” means to institute proceedings to have the Company or the Owner be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or the Owner or file a voluntary petition in bankruptcy or any other petition seeking, or consent to, reorganization or relief with respect to the Company or the Owner under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or the Owner or a substantial part of the property of either the Company or the Owner, or make any assignment for the benefit of creditors of the Company and/or its subsidiaries, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company or the Owner.

“Member” means each Class A Member and each Class B Member, and any additional or substitute Member admitted to the Company in accordance with the terms of this Agreement each in its capacity as a member of the Company.

“Membership Interests” means Class A Membership Interests and Class B Membership Interests.

“Necessary Costs” has the meaning set forth in the Owner Agreement.

“Obligations” means the indebtedness, liabilities and obligations of the Company and the Owner under or in connection with the Loan Documents.

“Operating and Capital Budget” means the consolidated operating and capital budget and the overall strategic and comprehensive operating and business plan with regard to the Company and its subsidiaries and the Sahara, and covering the Company and its subsidiaries’ anticipated operations, including any reserve accounts.

“Owner” means Stockbridge/SBE Holdings, LLC, a Delaware limited liability company.

“Owner Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Owner dated on or about the date hereof by the Company, as member, and Voteco, as manager.

“Permitted Transferee” has the meaning set forth in the Intermediate Company Agreement.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Redemption Date” means the date specified in a Redemption Notice as the date on which the interest or interests owned or controlled by an Unsuitable Person is to be redeemed, which Redemption Date shall be determined in the sole and absolute discretion of the Board.

“Redemption Notice” means that notice of redemption given by the Company to an Unsuitable Member pursuant to Section 12.01(b). Each Redemption Notice shall set forth (i) the Redemption Date; (ii) the interest to be redeemed; (iii) the Redemption Price; (iv) the place where any certificates (if applicable) shall be surrendered for payment; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

“Redemption Price” means the price to be paid by the Company for the redemption of the interest to be redeemed pursuant to Section 12.01(b), as determined by the mutual agreement of the Board and the Unsuitable Member being redeemed.

“Redevelopment Budget” means the project program, budget, and schedule for the redevelopment of the Sahara, as attached to the Development Management Agreement as Exhibit B, Exhibit C-1, and Exhibit C-2 thereto, respectively.

“Redevelopment Period” means the period of time from the date hereof until the redevelopment of the Sahara Hotel is complete.

“Regulations” means the Treasury Regulations, including Temporary or Proposed Regulations, promulgated under the Code, as such regulations are in effect from time to time. References to specific provisions of the Regulations include references to corresponding provisions of successor regulations.

“Restricted Securities” means any Equity Securities owned beneficially or of record by any Member.

“Sahara” means the Sahara Land and the Sahara Hotel.

“Sahara Hotel” means the existing 1,710-room hotel and casino (as redeveloped, expanded or rehabilitated), including all restaurants and other venues and parking lots, located on the Sahara Land.

“Sahara Land” means that certain real property located in Las Vegas, Nevada, as more fully described on Schedule 1.01A attached hereto.

“Sahara Loan” means, collectively, with respect to the acquisition, redevelopment and operation of the Sahara, an acquisition loan (including any funding in the nature of preferred equity or subordinated financing issued in connection with such acquisition), a loan for construction financing, one or more loans for permanent financing, and any refinancing of any of the foregoing.

“SBE” means SBE Las Vegas Holdings I, LLC.

“SBE Agreements” means those agreements relating to the Sahara and described on Schedule 1.01B.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 9.06, a person acting as Independent Board Member, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Special Purpose Bankruptcy Remote Entity” has the meaning assigned to that term on Schedule 9.04.

“Stockbridge” means, collectively, Stockbridge Fund II LV Investment LLC, Stockbridge Fund II D LV Investment LLC, Stockbridge Fund II E LV Investment LLC, Stockbridge Fund II Co-Investors LLC, and Stockbridge Fund III LV Investment, LLC, each a Delaware limited liability company.

“Transfer” has the meaning set forth in Section 12.01(a).

“Unsuitable Member” has the meaning set forth in Section 12.01(b).

“Unsuitable Person” shall mean a Person who (i) fails or refuses to file or has withdrawn with prejudice an application to be found suitable by any Gaming Authorities or for any Gaming Approval, (ii) is denied any Gaming Approval by any Gaming Authority, (iii) has any Gaming Approval revoked or suspended, (iv) is disqualified from eligibility for any Gaming Approval by a Gaming Authority, (v) is determined by a Gaming Authority to be unsuitable to own or control a Membership Interest, (vi) is determined by a Gaming Authority to be unsuitable to be affiliated with a Person engaged in Gaming Activities in any jurisdiction, (vii) causes the Company or any of its Affiliates to lose or to be threatened with the loss of any Gaming Approvals, or (viii) is deemed likely, in the reasonable discretion of the Board, based on verifiable information or information received from the Gaming Authorities or other reliable sources such as background checks, credit searches and searches of the public records, to (a) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming Approval or the Company’s or any Affiliate’s application for or ability to obtain or retain any Gaming Approval, or (b) result in the imposition of materially burdensome terms and conditions on any Gaming Approval.

“Voteco” has the meaning set forth in the Preamble.

“Voteco Limited Liability Agreement” means that certain Limited Liability Company Agreement of Voteco dated on or about the date hereof among the members named therein.

(b) In this Agreement, unless otherwise specified (i) singular words include the plural and plural words include the singular; (ii) words which include a number of constituent parts, things or elements, including the term “Sahara” shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all such constituent parts, things or elements as a whole; (iii) words importing any gender include the other gender; (iv) references to any Member include such Member’s successors and assigns; (v) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (vi) references to any agreement or other document, including this Agreement, include all subsequent amendments thereto or hereto or other modifications thereof or hereof; (vii) the words “include” and “including” and words of similar import, shall be deemed to be followed by the words “without limitation”; (viii) the words “hereto”, “herein”, “hereof”, “hereunder” and words of similar import, refer to this Agreement in its entirety; (ix) references to Articles, Sections, paragraphs, Schedules and Exhibits are to the Articles, Sections, paragraphs, Schedules and Exhibits of this Agreement; (x) numberings and headings of Articles, Sections, paragraphs, Schedules and Exhibits are inserted as a matter of convenience and shall not affect the construction of this Agreement; and (xi) all Schedules and Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

(c) Unless otherwise specified, (i) all accounting terms used herein shall be interpreted, (ii) all accounting determinations hereunder shall be made, and (iii) all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

ARTICLE 2

FORMATION AND PURPOSE OF THE COMPANY

Section 2.01. Formation of the Company. The parties to this Agreement hereby agree to form the Company pursuant to the provisions of the Delaware Act, in accordance with the further terms and provisions of this Agreement. The rights and liabilities of the Members of the Company shall be as provided in the Delaware Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Delaware Act, the terms and conditions contained in this Agreement shall govern.

Section 2.02. Name of the Company. The name of the Company shall be “Stockbridge/SBE Investment Company, LLC”.

Section 2.03. Purpose of the Company. The purpose of the Company is to engage in the following activities:

(a) entering into and performing its obligations and exercising its rights under the Owner Agreement and carrying out the terms of and engaging in the transactions contemplated therein and holding limited liability company interest in the Owner;

(b) obtaining and holding any licenses, registrations, findings of suitability, permits or other approvals necessary or advisable in connection with the acquiring, owning, developing, redeveloping, rehabilitating, managing, servicing, restructuring, financing (including guaranteeing the Owner’s obligations under the Loan Documents or any other loan financing documents), refinancing, selling or otherwise dealing with and disposing of the Sahara and any proceeds of the Sahara, in each case either directly or through subsidiaries; and

(c) entering into, making and performing all contracts and undertakings, and engaging in any activity and executing any powers permitted under the Delaware Act that are incidental to, or connected with, the foregoing and necessary, suitable or convenient to accomplish the foregoing.

(d) The Company, in its own capacity and in its capacity as the member of the Owner, is hereby authorized to execute, deliver and perform, and the Class A Member, on behalf of the Company, is hereby authorized to execute and deliver, the Loan Documents, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other person or entity notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Class A Member to enter into other agreements on behalf of the Company.

Section 2.04. Place of Business of the Company. The principal place of business of the Company shall be located at 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89169, or at such other place as the Board may reasonably determine from time to time.

Section 2.05. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 or at such other place as the Board may determine from time to time. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 or such other Person as the Board may select from time to time.

Section 2.06. Duration of the Company. The Company shall continue until its dissolution, winding-up and termination in accordance with the provisions of Article 13.

Section 2.07. Title to Company Property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

Section 2.08. Filing of Certificates. Bernadette M. Sullivan, as an “authorized person” of the Company within the meaning of the Delaware Act, executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on April 13, 2012. Such filing is hereby authorized, approved, ratified and confirmed in all respects. The Class A Member is hereby appointed a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Delaware Act. The Class A Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Nevada and in any other jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.09. Admittance to the Owner. The Company was admitted as a member of the Owner pursuant to that certain Contribution Agreement, as further described in Section 4.01 hereof. Darren Drake, as an “Authorized Signatory” of the Company, executed and delivered the Contribution Agreement on behalf of the Company, such execution and delivery being hereby ratified and approved in all respects. Notwithstanding any other provision of this Agreement, the Company is hereby authorized to execute, deliver and perform and the Class A Member on behalf of the Company is hereby authorized to execute and deliver, the Owner Agreement without any further act, vote or approval of any other Person.

Section 2.10. Limitation on Liability. Except as required by the Delaware Act or as expressly provided in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Special Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of Special Member.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01. Representations, Warranties and Covenants of Each Member. Each Member represents, warrants and covenants to each of the other Members as follows:

(a) This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms, subject to the application of principles of equity and laws governing insolvency and creditors’ rights generally.

(b) No consents or approvals are required from any governmental authority or other Person for the Member to enter into this Agreement. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated under this Agreement, have been duly taken.

(c) The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated under this Agreement, do not conflict with or contravene any provision of the Member’s organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(d) Each Member agrees to use its best efforts to operate the Company in such a way that none of the Company’s assets would be deemed to be “plan assets” for purposes of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 4

MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

Section 4.01. Issuance of Membership Interests. Stockbridge, SBE, AREA, the Owner, the Company and the Member entered into the Contribution Agreement whereby (i) each of Stockbridge, SBE and AREA contributed all of their limited liability company interests in the Owner to the Intermediate Company and ceased being members of the Owner, and (ii) the Intermediate Company contributed all of its limited liability company interests in the Owner to the Company and ceased being a member of the Owner and the Company was admitted as the sole member of the Owner. The Intermediate Company was admitted as a member of the Company upon its execution of the Contribution Agreement. Upon execution of this Agreement, the Intermediate Company hereby continues as a Class B Member. Upon execution of this Agreement, Voteco is hereby admitted as a Class A Member. The respective Membership Interests of each Member shall be set forth opposite such Member’s name on Schedule A hereto, as it may be amended from time to time.

Section 4.02. Initial Capital Contributions. As of the date of this Agreement (a) Voteco shall be deemed to have contributed to the Company zero dollars ($0.00), as an initial capital contribution with respect to its Class A Membership Interests and (b) Class B Member has contributed to the Company, as an initial capital contribution, the membership interests as described in Section 4.01.

Section 4.03. Voteco Capital Contributions. Notwithstanding any other provisions of this Agreement, in no event will the Class A Member be required or permitted to make any capital contributions.

Section 4.04. Voting Rights. Each issued and outstanding Class A Membership Interest shall be entitled to one (1) vote per Membership Interest. Except as otherwise provided by applicable law, the holders of Class B Membership Interests shall have no right to vote on any matter to be voted on by the Members, and their Class B Membership Interests shall not be included in determining the number of Membership Interests voting or entitled to vote on such matters.

Section 4.05. Capital Contributions.

(a) If the Company receives a capital call from the Owner stating that a determination has been made that cash receipts from the Sahara are insufficient to pay the Necessary Costs (as defined in the Owner Agreement), then the Class A Member shall issue to Class B Member a Capital Call Notice (as defined below) to fund Necessary Costs.

(b) Each capital call made pursuant to Section 4.05(a) shall be made by Voteco by sending a notice (each a “Capital Call Notice”) to Class B Member, which notice shall set forth the amount of total capital being called by such notice, specify a date (the “Capital Call Due Date”) for contribution of such funds and explain the reason for such capital call. Unless otherwise determined by Voteco, a Capital Call Notice shall be for an amount not less than $100,000, in increments of $10,000, and the Capital Call Due Date in each Capital Call Notice shall (i) be within the first five (5) Business Days of a calendar month and (ii) follow the date of receipt of the Capital Call Notice by no less than (A) twenty (20) days for (1) Emergency Costs and (2) Necessary Costs for which the timing was specified in an approved Operating and Capital Budget or the Redevelopment Budget and (B) thirty (30) days for all other Necessary Costs, unless a shorter time is agreed to by Voteco. Upon receipt of the Capital Call Notice issued in accordance with the requirements of this Section 4.05(b), Class B Member shall be required to fund (or cause to be funded) the total funds specified in the Capital Call Notice by wire transfer of immediately available funds to an account of the Company on or prior to the Capital Call Due Date.

Section 4.06. Withdrawals of Capital. Except as provided in this Agreement, no Member shall be entitled to receive any distributions from the Company, and no Member shall be entitled to demand or receive any property from the Company ; provided, that the Class B Member may receive a distribution of cash in accordance with the terms of this Agreement.

Section 4.07. Other Matters. No Member shall receive any interest, salary or drawing with respect to its capital contributions or for services rendered on behalf of the Company or its subsidiaries or otherwise in its capacity as a Member, except as otherwise contemplated by this Agreement.

ARTICLE 5

[INTENTIONALLY OMITTED]

ARTICLE 6

Section 6.01. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the Class B Member.

ARTICLE 7

DISTRIBUTIONS

Section 7.01. Distributions. Subject to compliance with Gaming Laws, the Company shall make distributions to the extent it receives distributions from Owner. One hundred percent (100%) of such distributions shall be made to Class B Member. The Class A Member shall not be entitled to receive any such distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Delaware Act, the Gaming Laws or any order of the Commission binding upon or to which the Company is subject or any other applicable law.

Section 7.02. Dissolution. Upon dissolution and winding up of the Company, the Company shall make all distributions to the Class B Member.

ARTICLE 8

MANAGEMENT

Section 8.01. The Board.

(a) In General. Except as otherwise provided herein, the overall management and control of the business and affairs of the Company shall be overseen by the Board in the form and manner described below. In particular, except as otherwise provided in this Agreement, the Board shall have the exclusive power and authority to cause the Company to take all Material Actions.

(b) Composition and Selection of Board. The Board shall be comprised of four (4) Persons (the “Board Members”), two (2) of which shall be the Executive Committee Members of Voteco and two (2) of which shall be Independent Board Members, as designated pursuant to Section 8.03. After the Obligations have been paid in full, the Board shall be disbanded and the Executive Committee Members of Voteco alone will have the authority to act as to all matters concerning the Company. Each Board Member shall execute and deliver the Board Agreement. The consent of the Independent Board Members shall only be required for those matters expressly requiring such consent in this Agreement. For all other matters requiring the approval of the Board herein, the Independent Board Members shall not be considered members of the Board.

(c) Meetings of the Board. The Executive Committee Members of Voteco or any other Board Member having a vote as to a matter in question shall be entitled to call meetings of the Board by sending a written notice (which may be delivered by e-mail) to each Board Member in accordance with this Section 8.01(c). The Board shall meet at such times and at such places within the United States as may be reasonably determined by the Board Member calling such meeting, provided that all Board Members shall be given not less than two (2) Business Days’ prior written or electronic notice of such meetings, unless waived by each of the Board Members. Each Board Member shall use his/her reasonable efforts to attend such meetings, in person or by telephone. Except as otherwise provided herein, the presence (in person or by telephone) of a majority of the voting power of the Board Members at any duly called meeting of the Board with respect to the matters subject to a vote at such meeting shall constitute a quorum for business to be conducted at any such meeting. The Company shall maintain copies of the minutes of the Board meetings in a minute book.

Section 8.02. Actions of the Board in Respect of Material Actions. (a) No Material Action shall be taken by the Company unless such Material Action has been approved pursuant to Section 9.03.

(b) Limitations on Powers of the Class A Member. Notwithstanding the foregoing provisions of this Section 8.02 or any other provision of this Agreement to the contrary, the Class A Member shall not be empowered to, and shall not (i) undertake any act in violation of this Agreement or the Loan Documents, (ii) possess or take title to any assets of the Company or the Sahara; or (iii) take any action that makes it illegal or impossible for the Company to carry on its business.

Section 8.03. Independent Board Member. As long as any Obligation is outstanding, the Class A Member shall cause the Company at all times to have at least two (2) Independent Board Members, who will be appointed by the Class A Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, each Independent Board Member shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9.03. No resignation or removal of an Independent Board Member, and no appointment of a successor Independent Board Member, shall be effective until such successor (a) shall have accepted his or her appointment as an Independent Board Member by a written instrument, which may be a counterpart signature page to the Board Agreement, and (b) shall have executed a counterpart to this Agreement as required by Section 9.06. In the event of a vacancy in the position of Independent Board Member, the Class A Member shall, as soon as practicable, appoint a successor Independent Board Member. All right, power and authority of the Independent Board Members shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. No Independent Board Member shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. Each Independent Board Member is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Delaware Act.

Section 8.04. No Participation in Control. Except as otherwise provided in this Agreement, no Member shall participate in the control of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company.

Section 8.05. Bank Accounts. The Class A Member may open and thereafter maintain, for the Company, a commercial checking account and such other accounts, which accounts shall be interest bearing to the extent practicable, at one or more banks or trust companies organized and existing under the laws of the United States or any state thereof, each having combined capital and surplus aggregating at least $250,000,000 and none of which is an Affiliate of any Member, which bank or trust company shall be selected by the Class A Member. All funds of the Company shall be promptly deposited in said accounts and no funds other than funds of the Company shall be deposited therein. The Members hereby agree that the authorized signatories shall initially be Sam Nazarian and Afshin Kateb, Darren Drake, Bob Shinn and Charlene Kiley.

Section 8.06. No Resignation. No Member may resign from the Company without the prior written consent of each other Member (which may be granted or withheld in the sole discretion of such Member), other than as expressly provided in this Agreement.

Section 8.07. No Employees. The Company shall not hire or directly employ any employees. The Company may, however, engage independent consultants or other advisors pursuant to agreements negotiated at “arms-length” by the Class A Member.

ARTICLE 9

LIMITATIONS ON THE COMPANY’S ACTIVITIES

Section 9.01. Purpose. The provisions in this Article 9 are being adopted in order to comply with certain provisions required in order to qualify the Company as a “Special Purpose Bankruptcy Remote LLC” entity. For so long as any Obligation is outstanding, to the extent there is any conflict between the provisions in this Article 9 and any other provisions in this Agreement, the provisions of this Article 9 shall control.

Section 9.02. Amendments. Neither the Members nor the Board shall, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Board Member” or Sections 2.02, 2.06, 8.01, 8.02, 8.03, 8.04, 8.06, Section 17.02 or Articles 9, 11, 12 or 13 or Exhibit A or Schedule 9.04 of this Agreement without the unanimous written consent of the Board (including the Independent Board Members). Subject to this Article 9, the Members reserve the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 17.02.

Section 9.03. Material Actions. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, the Board or any other Person, for so long as any Obligation is outstanding, none of the Members, the Board or any other Person shall be authorized or empowered to, nor shall they permit the Company to, and the Company shall not, without the prior written approval of each of the Independent Board Members, to take any Material Action; provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there are at least two (2) Independent Board Members then serving in such capacity.

Section 9.04. Special Purpose Bankruptcy Remote Entity. The Board shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company. The Board also shall cause the Company to be a Special Purpose Bankruptcy Remote Entity as defined on Schedule 9.04 and to comply with the covenants set forth on Schedule 9.04.

Section 9.05. Other Restrictions. So long as any Obligation is outstanding, other than permitted in the Loan Documents or as contemplated in this Agreement, the Voteco Agreement, the Owner Agreement or the Intermediate Company Agreement, the Board shall not cause or permit the Company to:

(a) guarantee any obligation of any Person, including any Affiliate;

(b) engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 2.02, the Loan Documents or this Article 9;

(c) incur, create or assume any indebtedness other than as expressly permitted under this Agreement or the Loan Documents, including, without limitation, any Qualified Additional Financing without the consent of the Administrative Agent under the Credit Agreement (as defined on Schedule 2.03);

(d) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under this Agreement or the Loan Documents;

(e) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than as expressly permitted under this Agreement or the Loan Documents; or

(f) otherwise take any action which could result in the Company not being a Special Purpose Bankruptcy Remote Entity.

Section 9.06. Special Member. Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by such Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Article 12) or (ii) the resignation of such Member and the admission of an additional member of the Company in accordance with Article 12, each person acting as an Independent Board Member shall, without any action of any Person and simultaneously with the last remaining Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as an Independent Board Member pursuant to Section 8.03; provided, however, a Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Delaware Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Delaware Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Board Member pursuant to Section 8.03 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Board Member pursuant to Section 8.03 shall not be a member of the Company.

Section 9.07. Compliance. Failure of the Company, or the Members or the Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or the Board Members.

ARTICLE 10

ACCOUNTING, BOOKS AND RECORDS, REPORTS AND TAX MATTERS

Section 10.01. Books and Records. The Class A Member shall maintain, or cause to be maintained, at the expense of the Company, in accordance with GAAP, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) into which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company. Bills, receipts and vouchers shall be maintained on file by the Company. The Class A Member shall maintain or cause to be maintained said records and books at the principal place of business of the Company or at such other location or locations designated by the Board in a safe manner and separate from any records not having to do directly with the Company. The Class A Member shall cause audits to be performed and audited financial statements and income tax returns to be prepared as required by Section 10.02. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such records and books of account at such location during normal business hours.

Section 10.02. Reports. (a) Subject to Section 10.03, the Class A Member shall prepare or cause to be prepared, at the Company’s expense, the reports and other information, including audited financial statements, that the Board may determine are appropriate. The Class A Member shall prepare or cause to be prepared at the expense of the Company and furnish to each of the Members the following:

(i) Within seventy-five (75) days of the close of each Fiscal Year: audited financial statements, including related notes to financial statements, in accordance with GAAP; a balance sheet of the Company dated as of the end of the Fiscal Year; a related statement of income and expense; a statement of cash flow and a statement of changes in the Members’ capital for the Company for the Fiscal Year; and all other information reasonably required by a Member (provided such “other information” shall be delivered as soon as reasonably practicable after the close of each Fiscal Year), all of which, following review in draft form by the Members, shall be certified by the Company Auditor as being, to the best of its knowledge, true and correct and prepared in accordance with GAAP, applied on a consistent basis;

(ii) Within twenty (20) days after the end of each calendar month: a monthly report which shall include (A) an unaudited balance sheet of the Company and its subsidiaries dated as of the end of the month; (B) an unaudited income statement of the Company and its subsidiaries for such month; (C) an unaudited statement of cash flows of the Company and its subsidiaries for such month; (D) a general ledger; (E) an actual-to-budget report showing and explaining any discrepancies; (F) a job costing report generated by Timberline; (G) a report showing expenditures by month since the beginning of any fiscal period; (H) bank reconciliations; (I) a report of capital expenditures, each for the previous calendar month; (J) an accounts receivable aging report; (K) a Redevelopment Budget (through completion of the redevelopment of the Sahara Hotel) and Operating and Capital Budgets reforecast report looking forward twelve (12) months at all times, based on actual results to date, detailing required changes to budget (with explanations for such changes), and the remaining budget; (L) an actual-to-budget schedule of payments to SBE and any of its Affiliates; and (M) a supplemental narrative, including an executive summary and updates on permitting, the entitlement process, planning and design, construction, sales, leasing, marketing, financing and other project issues, in a format reasonably specified by Stockbridge;

(iii) As soon as reasonably practicable after the end of each Fiscal Year, a report prepared by the Company Auditor setting forth in sufficient detail all such information and data as will enable the Company and the Members to timely prepare their federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing; provided, however, the Class A Member shall not be held responsible for any failure of the Company Auditor to provide such report unless such failure resulted from the failure of the Class A Member to provide the Company Auditor with timely access to the Company’s books and records;

(iv) Copies of all reports and any compliance certificate required to be furnished to any lender of the Company and its subsidiaries; and

(v) Any other reasonable request by a Member or any third party, provided it is not considered confidential by the Class A Member.

(b) All decisions as to accounting principles shall be made by the Class A Member, subject to the provisions of this Agreement.

Section 10.03. The Company Accountant. The Class A Member shall hire accounting personnel or allocate existing personnel to assist in the financial reporting requirements of the Company and its subsidiaries. All costs associated with such personnel, including salary, benefits, workers compensation, computer equipment, travel and expense of such personnel, shall be borne by the Company. The physical location of such personnel will be decided by the Board but will be accessible to the Members at all times.

Section 10.04. The Company Auditor. The Class A Member shall retain the Company Auditor as the auditor for the Company. The fees and expenses of the Company Auditor shall be a Company expense.

Section 10.05. Fiscal Year. The books of the Company shall be kept on the accrual basis (unless otherwise decided by the Board) and closed and balanced at the end of each fiscal year, and the Company shall report its operations for tax purposes on the accrual method. The fiscal year of the Company (the “Fiscal Year”) shall begin on January 1 and end on December 31 of each year.

Section 10.06. Tax Matters. (a) Except as otherwise provided herein, all elections required or permitted to be made by the Code or other applicable tax laws, and approval of all tax returns, shall be made by the Class A Member in its sole but reasonable discretion.

(b) Disregarded Entity. The Members agree that the Company shall be treated as an entity that is disregarded as an entity separate from Class B Member for tax purposes under applicable United States federal, state and local income tax laws or other laws, and further agree not to take any position or to make any election, in a tax return or otherwise, inconsistent herewith.

ARTICLE 11

INDEMNIFICATION

Section 11.01. Indemnification.

(a) To the fullest extent permitted by law, no Member or Board Member shall be liable to the Company or any Member for any act or omission by it in the conduct of its duties as a Member or Board Member, as the case may be, which is within the scope of such Person’s authority hereunder and which is performed or omitted in good faith and without gross negligence or willful misconduct on its part. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each such Person and their respective Affiliates and agents from and against any personal liability, claim, loss, damage, cost or expenses, including reasonable attorneys’ fees and expenses, incurred or sustained by such Person or such Affiliate or agent by reason of any act or omission by it which is within the scope of its authority hereunder and which is performed or omitted in good faith and without gross negligence or willful misconduct on its part; provided, however, that so long as an Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 11.01 shall be payable from amounts allocable to any other Person pursuant to the Loan Documents, and any indemnification set forth herein shall be fully subordinate to the indebtedness under the Sahara Loan and, to the fullest extent permitted by law, shall not constitute a claim against the Company if the cash flow of the Company is in excess of the amount required to pay its obligations under the Loan Documents is insufficient to pay such obligation. The indemnification provided under this Article 11 shall be in addition to, and shall not limit or diminish, the coverage of any such Person or Affiliate or agent under any insurance covering the Company. The provisions of this Article 11 shall survive any termination of the Company or this Agreement.

(b) Each Member (an “Indemnitor”) indemnifies the other Members for any losses and liabilities (including reasonable attorneys’ fees) incurred by such Member in connection with its membership in the Company (whether as a result of a decline in value of such Member’s Interest or otherwise) to the extent such losses and liabilities arise out of the bad faith, gross negligence or willful misconduct of the Indemnitor.

(c) The rights and authority conferred in this Article 11 shall not be exclusive of any other right which any Person may otherwise have or hereafter acquire.

(d) Neither the amendment of this Article 11, nor, to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Article 11 in respect of any acts or omissions occurring prior to such amendment or modification.

ARTICLE 12

RESTRICTIONS ON TRANSFER OF INTERESTS

Section 12.01. General. (a) Except as expressly permitted or contemplated by this Agreement, no Member (i) may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Membership Interest, whether directly or indirectly, or in violation of any Gaming Laws, or (ii) permit any direct or indirect ownership interest in such Member to be Transferred, in either case, without the written consent of the Class A Member and provided such Transfer is not in violation of any Gaming Laws.

(b) Notwithstanding anything to the contrary expressed or implied in this Agreement, the Transfer of any interest in the Company is ineffective unless approved in advance by the Commission. The Membership Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (an “Unsuitable Member”), shall be subject to redemption by the Company out of funds legally available therefor, by action of the Board, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the Board. If a Gaming Authority requires the Company, or the Board deems it necessary or advisable, to redeem any Membership Interests, the Company shall give a Redemption Notice to the Unsuitable Member and shall purchase the Membership Interests on the Redemption Date. From and after the Redemption Date, such Membership Interests shall no longer be deemed to be outstanding, such Unsuitable Member shall cease to be a Member, and all rights of the Unsuitable Member herein, other than the right to receive the Redemption Price, shall cease. The Unsuitable Member shall surrender any certificates representing the Membership Interests to be redeemed in accordance with the requirements of the Redemption Notice.

(c) Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the Board reasonably determines that a Person is an Unsuitable Person, and until the Membership Interest owned or controlled by such Person is owned or controlled by a Person who is not an Unsuitable Person, the Unsuitable Member shall not be entitled (i) to receive any distribution or interest with regard to the Membership Interest; (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Membership Interest, and such Membership Interest shall not for any purposes be included in the Membership Interests entitled to vote, or (iii) to receive any remuneration in any form from the Company or any Affiliate of the Company for services rendered or otherwise.

(d) All notices given by the Company pursuant to this Section, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears in the Company’s books and records, with postage thereon prepaid, and such notice shall be deemed given at the time deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile, telex, cable or e-mail, and such notice shall be deemed given at the time of receipt thereof, if given personally, or at the time of transmission thereof, if given by telegram, facsimile, telex, cable or e-mail.

(e) Any Unsuitable Member shall indemnify and hold harmless the Company and its Affiliates for any and all losses, costs and expenses, including attorneys’ fees, incurred by the Company and its Affiliates as a result of, or arising out of, the Unsuitable Member’s continuing ownership or control of a Membership Interest (or Unsuitable Person’s continuing ownership of its interests, if applicable) in violation of this Article 12, after notice and a cure period ending on the earlier of (x) ten (10) days of the Redemption Notice and (y) the date specified by the Commission for such redemption, or its neglect, refusal or failure to comply with the provisions of this Article, or failure to divest itself of any Membership Interest (or cause the Unsuitable Person to divest itself of interests it holds in a member of the Company) when required by the Gaming Laws or this Section.

(f) The Company is entitled to seek injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Section 12.01 and each holder of the Membership Interests shall be deemed to have acknowledged, by acquiring the Membership Interest, that the failure to comply with this Article 12 will expose the Company to irreparable injury for which there is no adequate remedy at law and that the Company is entitled to seek injunctive relief to enforce the provisions of this Section.

(g) The Company’s right of redemption provided in this Section shall not be exclusive of any other rights the Company may have under this Agreement or hereafter acquire under any other agreement or otherwise.

(h) Nothing contained in this Section 12.01 shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company or its Affiliates from the denial or threatened denial or loss or threatened loss of any Gaming Approvals. Without limiting the generality of the foregoing, the Board may conform any provisions of this Section 12.01 to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind regulations and procedures of the Company not inconsistent with the express provisions of this Section for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Section 12.01. Such procedures and regulations shall be kept on file with the Company’s books and records, and shall be made available for inspection by the public and, upon request, mailed to any Member.

(i) The Board shall have exclusive authority and power to administer this Section 12.01 and to exercise all rights and powers specifically granted to the Board or the Company hereunder, or as may be necessary or advisable in the administration of this Section 12.01. All such actions which are taken or made by the Board in good faith shall be final, conclusive and binding on the Company and all other Persons; provided, however, that the Board may delegate all or any portion of its duties and powers under this Section 12.01 to a committee as it deems necessary or advisable. In each case where a committee designated by the Board pursuant to the foregoing sentence must make a determination of price, manner of paying, unsuitability, or otherwise, such determination shall be made by a majority of the members of such committee not counting the vote of any committee member who is an Unsuitable Person or an Affiliate of an Unsuitable Person.

(j) Except as may be required by any applicable Gaming Laws or a Gaming Authority, the Board may waive any of the rights of the Company or any restrictions contained in this Section 12.01 in any instance in which the Board determines that a waiver would be in the best interests of the Company. The Board may terminate any rights of the Company or restrictions set forth in this Section to the extent that the Board determines that any such termination is in the best interests of the Company. Except as may be required by a Gaming Authority, nothing in this Section 12.01 shall be deemed or construed to require the Company to repurchase any Membership Interest owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

(k) To the extent a Member shall be an Unsuitable Member by reason of an indirect or direct member in such Member being an Unsuitable Person, the Company may satisfy the redemption requirement provided for in this Article 12 by causing the membership interests of such Unsuitable Person to be redeemed.

(l) To the fullest extent permitted by law, any Transfer by a Member of its Membership Interest in contravention of this Article 12 shall be null and void. No Member shall resign from the Company except in connection with a Permitted Transfer or in accordance with Section 8.06.

Section 12.02. Legends; Securities Subject To Agreement. In the event a Member shall Transfer any Restricted Securities (including any such Restricted Securities acquired after the date hereof) to any Person (all Persons acquiring Restricted Securities from a Member, as described in this Agreement, regardless of the method of transfer, shall be referred to collectively as “Transferees” and individually as a “Transferee”) in accordance with this Agreement, such securities shall nonetheless bear legends as provided in Article 17; provided that the provisions of this Section 12.02 shall not apply in respect of a sale of Restricted Securities in a registered public offering under the Securities Act or pursuant to Rule 144, or any successor rule, under the Securities Act, pursuant to which the Transferee receives securities that are freely tradable under the Federal securities laws.

Section 12.03. Permitted Transfer of Interests. Notwithstanding the foregoing, Permitted Transfers shall be permitted; provided that such Transfers are not in violation of any Gaming Laws.

Section 12.04. Admission of Transferees. If a Member transfers its Membership Interest in accordance with the terms of this Agreement, the transferee shall be admitted to the Company as a member of the Company upon compliance with all applicable Gaming Laws and its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its Membership Interest in accordance with the terms of this Agreement, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 12.05. Admission of Substitute Members. If a Member is permitted or required to resign pursuant to the terms of this Agreement, an additional member of the Company may be admitted to the Company upon compliance with all applicable Gaming Laws and its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

ARTICLE 13

TERMINATION, DISSOLUTION AND LIQUIDATION

Section 13.01. Term. The term of the Company shall continue until it is dissolved pursuant to this Article 13.

Section 13.02. Liquidating Events. (a) So long as any Obligation is outstanding, the Company shall only dissolve and commence winding up upon the first to occur of any of the following events:

(i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act; or

(ii) the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Delaware Act.

(b) After the Obligations have been paid in full, the Company shall dissolve upon the events set forth in Section 13.02 and shall also dissolve and commence winding up upon the first to occur of any of the following events:

(i) if, after the occurrence of any event which terminates the continued membership of a Member in the Company, the Class B Members within 90 days following the occurrence of any such event elects in writing to dissolve the Company, and if such election is not timely made, the Company shall continue without dissolution; or

(ii) the vote of the Board to dissolve, wind up and liquidate the Company.

(c) Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last remaining Member to cease to be a member of the Company (other than upon the continuance of the Company without dissolution upon (i) an assignment by such Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Article 12) or (ii) the resignation of such Member and the admission of an additional member of the Company in accordance with Article 12, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

Section 13.03. Bankruptcy of Member. Notwithstanding any other provision of this Agreement, (i) the Bankruptcy of any Member or a Special Member shall not cause such Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution; and (ii) each Member and each Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member or a Special Member or the occurrence of an event that causes a Member or a Special Member to cease to be member of the Company.

Section 13.04. Waiver of Partition. So long as any Obligation is outstanding, and except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member and each Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.

Section 13.05. Winding Up. In cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) The Class A Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution.

(b) The property and assets of the Company shall be liquidated as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Class A Member may, subject to the Act, in the exercise of its business judgment and if commercially reasonable, determine not to sell all or any portion of the property and assets of the Company, in which event such property and assets shall be distributed in kind to Class B Member.

(c) Any income, gain, profit or loss realized by the Company upon the sale or other disposition of its property pursuant to Section 13.05(b) above shall be allocated to Class B Member.

(d) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) To the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the Company’s outstanding liabilities, and to the setting up of any reserves which the Class A Member shall determine to be reasonably necessary for contingent, conditional or unmatured liabilities or obligations of the Company. Such reserves, may, in the discretion of the Class A Member, be paid over to a national bank or national title company with the Company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Class A Member may reasonably deem advisable, distribute any remaining balance in the manner set forth below; and

(ii) To Class B Member.

Section 13.06. Acts in Furtherance of Liquidation. Each Member, upon the request of the Class A Member, shall promptly execute, acknowledge and deliver all documents and other instruments as the Class A Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

ARTICLE 14

DEFAULT BY MEMBER

Section 14.01. Events of Default. (a) If a Member commits a violation or breach of any of the material provisions of this Agreement causing material damage or loss to the Company which is not cured (including by the breaching Member reimbursing the Company for the resulting damage or loss) within a reasonable period or if a Transfer shall occur with respect to a direct or indirect interest in such Member that is not a Permitted Transfer or (b) if such Member (or any Affiliate thereof) is found unsuitable by any governmental authorities or agencies with regulatory control or jurisdiction over the gaming or gambling operations of the Company, such that it is not reasonably practicable for the Company to continue the operation of the Sahara as undertaken by the Company as of the date hereof, such Member shall have committed an “Event of Default”.

Section 14.02. Effect of Event of Default. Upon the occurrence of an Event of Default the non-defaulting Member shall have the right to:

(a) subject to Section 9.03, dissolve the Company pursuant to Section 13.02(b) if the Obligations have been paid in full; or

(b) pursue any other right or remedy available at law or in equity.

ARTICLE 15

INTENTIONALLY OMITTED

ARTICLE 16

COMPLIANCE WITH GAMING LAWS

Section 16.01. Qualifications.

(a) If the Company becomes and for as long as it remains subject to regulation under any Gaming Laws, ownership of the Company shall be held subject to the applicable provisions of any applicable Gaming Laws. If any Class A Member is found to be unsuitable by any Gaming Authorities, then such Class A Member or the Unsuitable Member in Voteco, as applicable, shall dispose of its interest in the Company pursuant to the applicable provisions of any Gaming Laws and orders or rulings of any Gaming Authorities.

(b) The election of an individual to serve as a manager, officer or any other capacity with the Company is subject to any qualifications or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as a manager, officer or any other capacity, for so long as that individual is determined to be, and continues to be, qualified and suitable by all Gaming Authorities and under all applicable Gaming Laws. In the event that individual does not continue to be qualified and suitable, that individual shall be disqualified and shall cease to be a manager, officer or in any other capacity with the Company.

ARTICLE 17

MISCELLANEOUS PROVISIONS

Section 17.01. Notices. All notices, requests and other communications shall be in writing (including facsimile or similar writing) and shall be given,

if to the Members, to:

c/o Stockbridge Real Estate Funds

4 Embarcadero Center, Suite 3300

San Francisco, CA 94111

Attention: Terrence E. Fancher

Telephone: (415) 658-3344

Facsimile: (415) 658-3444

and

c/o SBE

8000 Beverly Blvd.

Los Angeles, CA 90291

Attention: Sam Nazarian

Telephone: (323) 655-8000

Facsimile: (323) 655-8001

and

c/o SBE Las Vegas Holdings I, LLC

1801 Century Park West, Fifth Floor

Los Angeles, CA 90067

Attention: Andrew Winograd

Telephone: (310) 229-9101

Facsimile: (310) 229-9109

and with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Thomas Patrick Dore, Jr., Esq.

Telephone: (212) 450-4136

Facsimile: (212) 450-3136

and

Paul Hastings Janofsky & Walker LLP

515 South Flower Street

Los Angeles, CA 90071

Attention: Rick S. Kirkbride

Facsimile: (213) 996-3261

or to such other address or facsimile number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

Section 17.02. Amendments. Subject to Section 9.02, this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Members.

Section 17.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement is for the sole benefit of the parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

Section 17.04. Legend. The certificates representing the Restricted Securities to be held by each of the Members shall bear the following legend in addition to any other legend that may be required from time to time under applicable law or pursuant to any other contractual obligation:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF MAY 1, 2012. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS, AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE SECURITIES ACT.

THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, GRANTING OF ANY OPTION TO PURCHASE OR OTHER DISPOSITION OF AN INTEREST IN THIS LIMITED LIABILITY COMPANY IS INEFFECTIVE UNLESS APPROVED IN ADVANCE BY THE COMMISSION. IF AT ANY TIME THE COMMISSION FINDS THAT A MEMBER IS UNSUITABLE TO HOLD AN INTEREST IN THIS COMPANY, SUCH OWNER MUST DISPOSE OF SUCH

INTEREST AS PROVIDED BY THE GAMING LAWS OF THE STATE OF NEVADA AND THE REGULATIONS PROMULGATED THEREUNDER, OR, IF THE COMMISSION CONSENTS, IN ACCORDANCE WITH THE COMPANY’S ARTICLES OR OPERATING AGREEMENT. BEGINNING ON THE DATE WHEN THE COMMISSION SERVES NOTICE OR A DETERMINATION OF UNSUITABILITY PURSUANT TO APPLICABLE LAW, IT IS UNLAWFUL FOR THE UNSUITABLE MEMBER (A) TO RECEIVE ANY DIVIDEND OR INTEREST OR ANY PAYMENT OR DISTRIBUTION OF ANY KIND, INCLUDING OF ANY SHARE OF THE DISTRIBUTION OF PROFITS OR CASH OR ANY OTHER PROPERTY, OR PAYMENTS UPON DISSOLUTION, FROM THE COMPANY, OTHER THAN A RETURN OF CAPITAL; (B) TO EXERCISE DIRECTLY OR THROUGH ANY PROXY, TRUSTEE OR NOMINEE ANY VOTING RIGHT CONFERRED BY THE MEMBER’S INTEREST IN THE COMPANY; OR (C) TO RECEIVE ANY REMUNERATION IN ANY FORM FROM THE COMPANY OR FROM ANY COMPANY HOLDING A GAMING LICENSE FOR SERVICES RENDERED OR OTHERWISE.

Each of the parties hereto agrees that it will not transfer any Restricted Securities without complying with each of the restrictions set forth herein and agrees that in connection with any such transfer it will, if requested by the Company, deliver at its expense to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company and counsel for the Company, that such transfer is not in violation of the securities laws of the United States of America or any state thereof or any Gaming Laws.

Section 17.05. Appointment of an Attorney-in-Fact. (a) Subject to applicable Gaming Laws, each Member, including each substituted Member, by the execution of this Agreement, irrevocably constitutes and consents to the appointment of a Person to be designated by the Class A Member as its true and lawful attorney-in-fact (“Attorney-in-Fact”) with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to: (i) all certificates and other instruments, and any amendment thereof, that the Board deems appropriate in order to form, qualify, or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business or in which such formation, qualification or continuation is, in the discretion of the Board, necessary to protect the limited liability of the Member; (ii) all amendments to this Agreement and the Certificate of Formation adopted in accordance with the terms hereof and all instruments which the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; (iii) all conveyances and other instruments which the Board deems appropriate to reflect the dissolution and termination of the Company; and (iv) as to each Member, any and all documents necessary to convey such Member’s Membership Interests in the Company to any Transferee thereof and thereby to withdraw such Member from the Company and admit any substitute Member to the Company.

(b) The appointment by all Members of the Attorney-in-Fact is irrevocable, will be deemed to create a power coupled with an interest, in recognition of the fact that the Members under this Agreement will be relying upon the power of the Attorney-in-Fact to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, and will survive any event of bankruptcy, death, adjudication of incompetence or dissolution of any Person giving such power, and the Transfer of all or any part of the Membership Interests of such Person; provided, however, that in the event of a Transfer, the foregoing power of attorney will survive such Transfer only until such time as the Transferee will have been admitted to the Company as a substituted Member and all required documents and instruments will have been duly executed, filed and recorded to effect such substitution.

Section 17.06. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

(b) Each of the Members consents to the non-exclusive jurisdiction of any court in Delaware for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Delaware.

Section 17.07. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original.

Section 17.08. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 17.09. Further Assurances. The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the day and year first above written.

Class A Member:	Stockbridge/SBE Voteco Company, LLC, a Delaware limited liability company

	By:	/s/ Darren Drake
Name: Darren Drake
Title: Authorized Signatory

Class B Member:	Stockbridge/SBE Intermediate Company, LLC, a Delaware limited liability company

	By:	Stockbridge/SBE Voteco Company, LLC, its manager

	By:	/s/ Darren Drake
Name: Darren Drake
Title: Authorized Signatory

[Signature page to Stockbridge/SBE Investment Company, LLC

Limited Liability Company Agreement]

SPECIAL MEMBERS/INDEPENDENT BOARD MEMBERS:

/s/ Suzanne M. Hay
Name: Suzanne M. Hay

Name: Julia A. McCullough

SPECIAL MEMBERS/INDEPENDENT BOARD MEMBERS:

Name: Suzanne M. Hay

/s/ Julia A. McCullough
Name: Julia A. McCullough

SCHEDULE A

MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTION FOR

CLASS A MEMBER AND CLASS B MEMBER

CLASS A MEMBERSHIP INTERESTS

Voteco and Address	Capital Contribution
Stockbridge/SBE Voteco Company, LLC,	$0
Total	$0

CLASS B MEMBERSHIP INTERESTS

Class B Member and Address	Capital Contribution
Stockbridge/SBE Intermediate Company, LLC	As reflected on the books and records of the Company

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Schedule 1.01A

Sahara Land

A PORTION OF THE NORTHEAST QUARTER (NE 114) OF THE NORTHEAST QUARTER (NE 1/4) OF SECTION 9, AND A PORTION OF THE NORTHWEST QUARTER (NW 1/4) OF THE NORTHWEST QUARTER (NW 1/4 ) OF SECTION 10, TOWNSHIP 21 SOUTH. RANGE 6I EAST, M.D.B. & M., BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER (NE COR) OF SAID SECTION 9: THENCE NORTH 87 DEG. 12’19” WEST, A DISTANCE OF 246.90 FEET TO A POINT; THENCE SOUTH 28 DEG. 00°” WEST, A DISTANCE OF 44.21 FEET TO A POINT; SAID POINT BEING THE SOUTHEAST CORNER (SE COR) OF THE INTERSECTION OF SAHARA AVENUE AND LAS VEGAS BOULEVARD SOUTH (U.S. 91) AND “TIE TRUE POINT OF BEGINNING; THENCE CONTINUING SOUTH 28 DEG. 00°00” WEST ALONG THE EASTERLY LINE OF LAS VEGAS BOULEVARD SOUTH, A DISTANCE OF 938.61 FEET TO A POINT; THENCE SOUTH 87 DEG. 12’19” EAST, A DISTANCE OF 1125.54 FEET TO A POINT IN ‘1’11E WEST LINE OF PARADISE ROAD (80.00 FEET WIDE); THENCE NORTH 100 DEG. 14’51” EAST ALONG THE WEST LINE OF PARADISE ROAD. A DISTANCE OF 810.24 FEET ‘1’0 A POINT, SAID POINT BEGINNING OF A CURVE TO THE LEFT, CONCAVE TO THE SOUTHWEST (SW), HAVING A RADIUS OF 20.00 FEET, A CENTRAL ANGLE OF 84 DEG. 31’29”; THENCE NORTHWESTERLY ALONG SAID CURVE AN ARC LENGTH OF 29.50 FEET TO A POINT; THENCE NORTH 84 DEG. 16’38” WEST ALONG THE SOUTHERLY LINE OF SAHARA AVENUE. A DISTANCE OF 405.65 FEET TO A POINT; THENCE NORTH 87 DEG. 12’19” WEST ALONG THE SOUTHERLY LINE OF SAHARA AVENUE, A DISTANCE OF 265.73 FEET TO TI IE TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT CERTAIN SPANDREL AREA AS CONVEYED TO THE COUNTY OF CLARK BY DEED RECORDED DECEMBER 29, 1989 IN BOOK 891229 AS DOCUMENT NO. 00859, OFFICIAL RECORDS, CLARK COUNTY, NEVADA RECORDS.

FURTHER EXCEPTING THEREFROM THAT LAND CONVEYED TO THE NEVADA DEPARTING OF TRANSPORTATION BY DEED RECORDED JUNE 23, 1997 IN BOOK 970623 AS DOCUMENT NO. 00653. OF OFFICIAL RECORDS.

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AND FURTHER EXCEPTING THEREFROM THAT LAND CONVEYED TO COUNTY OF CLARK BY DEED RECORDED SEPTEMBER 26, 2000 IN BOOK 20000926 AS DOCUMENT NO. 01103 OF OFFICIAL RECORDS

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Schedule 1.01B

SBE Agreements

Hotel Management Agreement

Development Management Agreement

Non-Exclusive SLS Brand License Agreement dated as of April 1, 2011 between the Company and SBE Hotel Licensing, LLC

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Schedule 2.03

Sahara Loan Documents

(a) Credit Agreement (the “Credit Agreement”) among Owner, the Company, KeyCorp Real Estate Capital Markets, Inc., as Administrative and Collateral Agent for itself and other Lenders (“Agent”), and the lenders party thereto relating to a senior loan of $300,000,000 (the “Senior Loan”), together with any security agreement, pledge agreement, intellectual property security agreement, account control agreements, mortgages, collateral assignments and all other similar documents now or hereafter delivered to the lenders and Agent, including (1) the Promissory Note, (2) the Master Disbursement Agreement dated on or about the date hereof among Owner, the Agent, KeyCorp Real Estate Capital Markets, Inc., as Collateral Agent, and KeyCorp Real Estate Capital Markets, Inc., as Disbursement Agent, (3) the Security Agreement dated on or about the date hereof among Owner, the Guarantors party thereto (including the Company), and the Collateral Agent, (4) the First Lien Pledge Agreement between the Company and the Collateral Agent, (5) those certain Account Control Agreements, (6) the Escrow and Security Agreement dated on or about the date hereof among Owner, Agent, and KeyBank National Association, as Escrow Agent, (7) the First Lien Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing to be executed and delivered by Owner in favor of Agent, (8) those certain Completion Guarantees, and (9) the Subordination of Management Agreement among Owner, SBEHG Las Vegas I, LLC, the Agent and the Collateral Agent, and any other instruments, certificates, documents or agreements executed and delivered by Owner or the Company with or for the benefit of the lenders or Agent

(b) with respect to any one or more (which may be in combination) of the following: a U.S. EB-5 visa immigrant investor program financing, other junior priority, unsecured and/or mezzanine financing and/or preferred or common equity financing, with a combined blended cash interest rate not in excess of 6.0% per annum, and any refinancing thereof (“Qualified Additional Financing”), the debt, equity, mezzanine and/or other financing agreement(s) entered into by the Owner pursuant to which such Qualified Additional Financing is provided, together with any security agreement, pledge agreement, intellectual property security agreement, account control agreements, mortgages, collateral assignments and all other similar documents now or hereafter delivered to the applicable Qualified Additional Financing lenders and agent, and any other instruments, certificates, documents or agreements executed and delivered by Owner or the Company with or for the benefit of the Qualified Additional Financing lenders or agent

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(c) That certain Loan Agreement dated as of August 1, 2007 between the Company and Greenwich Capital Financial Products, Inc., as Lender (“Greenwich”), as amended by that certain First Amendment to Loan Agreement dated as of October 31, 2007, between the Company and Greenwich, as assigned by RBS Financial Products Inc. (successor to Greenwich) to The Royal Bank of Scotland plc (“RBS”) pursuant to Assignment dated May 14, 2008, as assigned by RBS to Sahara Loan Purchaser, LLC (“Loan Seller”) pursuant to Assignment and Assumption Agreement dated April 22, 2011 between RBS and Sahara Loan Purchaser, as assigned by Loan Seller to Jefferies LoanCore LLC (“LoanCore”) pursuant to that certain Assignment and Assumption Agreement dated April 22, 2011 between Loan Seller and LoanCore, as amended by that certain Second Amendment to Loan Agreement dated as of June 20, 2011 between the Owner and LoanCore, and as amended by that certain Third Amendment to Loan Agreement dated as of May 1, 2012 between the Owner and LoanCore, together with any security agreement, pledge agreement, intellectual property security agreement, account control agreements, mortgages, collateral assignments and all other similar documents now or hereafter delivered to LoanCore (or any predecessor to LoanCore), and any other instruments, certificates, documents or agreements executed and delivered in connection with the foregoing

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Schedule 9.04

Definition of Special Purpose Bankruptcy Remote Entity

“Special Purpose Bankruptcy Remote Entity” means a limited liability company formed under the laws of the State of Delaware which at all times since its formation and at all times thereafter:

(i) was and will be formed solely for the purpose of owning limited liability company interests in Owner which in turn owns the Sahara;

(ii) has not engaged and will not engage in any business unrelated to acting as a member of the limited liability company that owns the Sahara;

(iii) has not had and will not have any assets other than those related to the Sahara or its limited liability company interest in Owner;

(iv) has not engaged, sought or consented to and will not, to the fullest extent permitted by law, engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of limited liability company interests or the like (except as expressly permitted by the Loan Documents), and will not amend its limited liability company agreement, other than as expressly permitted therein (including as permitted in Section 9.02 of this Agreement);

(v) has remained and will remain solvent and has maintained and will maintain adequate capital in light of its contemplated business operations; provided, however, that the Members shall not be required to make additional capital contributions to the Company other than as provided in this Agreement;

(vi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(vii) has maintained and will maintain its books, records, resolutions and agreements as official records;

(viii) has not commingled and will not commingle its funds or assets with those of any other Person;

(ix) has held and will hold its assets in its own name;

(x) has conducted and will conduct its business in its name;

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(xi) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person; provided, however, that the Members shall not be required to make additional capital contributions to the Company other than as provided in this Agreement;

(xii) has paid and will pay its own liabilities out of its own funds and assets; provided, however, that the Members shall not be required to make additional capital contributions to the Company other than as provided in this Agreement;

(xiii) has observed and will observe all limited liability company formalities;

(xiv) has maintained and will maintain an arm’s-length relationship with its Affiliates;

(xv) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Sahara Loan;

(xvi) has not and will not acquire obligations or securities of its members;

(xvii) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;

(xviii) except in connection with the Sahara Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(xix) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xx) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxi) has not made and will not make loans to any Person;

(xxii) has not identified and will not identify its members, or any Affiliate of any of them, as a division or part of it;

(xxiii) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its members or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

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(xxiv) has and will have no obligation to indemnify its Members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Sahara Loan and will not, to the fullest extent permitted by law, constitute a claim against it if cash flow in excess of the amount required to pay the Loan (as defined in the Loan Documents) is insufficient to pay such obligation; and

(xxv) to the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, will consider the interests of the Company, including its creditors, in connection with all limited liability company actions.

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Exhibit A

Board Agreement

                             , 2012

[

]

Re: Board Agreement – Stockbridge/SBE Investment Company, LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as Board Members of Stockbridge/SBE Investment Company, LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of May 2, 2012, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as a Board Member under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Board Member under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Board Member is designated or until such Person’s resignation or removal as a Board Member in accordance with the LLC Agreement.

2. So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3. THIS BOARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

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This Board Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Board Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Board Agreement as of the day and year first above written.

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Exhibit B

CERTIFICATE FOR [CLASS A] [CLASS B] LIMITED LIABILITY COMPANY INTERESTS IN

STOCKBRIDGE/SBE INVESTMENT COMPANY, LLC

ANY TRANSFER OF THIS CERTIFICATE OR ANY LIMITED LIABILITY COMPANY INTEREST

REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED

LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW).

Certificate Number

Stockbridge/SBE Investment Company, LLC, a Delaware limited liability company (the “Company”), hereby certifies that                      (the “Holder”) is the registered owner of a [Class A] [Class B] limited liability company interests in the Company. The rights, powers, preferences, restrictions and limitations of the limited liability company interests in the Company are set forth in, and this Certificate and the limited liability company interests in the Company represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Limited Liability Company Agreement of the Company dated as of May 2, 2012, as the same may be amended or restated from time to time (the “Limited Liability Company Agreement”). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business. Transfer of any or all of the limited liability company interests in the Company evidenced by this Certificate is subject to certain restrictions in the Limited Liability Company Agreement and can be effected only after compliance with all of those restrictions.

This Certificate and the limited liability company interests evidenced hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

Stockbridge/SBE Investment Company, LLC

Dated: , 20	By:
Name:
Title:

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